Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

April 26, 2016
First Busey Announces 2016 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made in one year, from the quarter ended March 31, 2015:

• Net income available to common stockholders of $10.4 million, up 37.7%	• Fully-diluted earnings per share of $0.36, up 38.5%
• Total net interest income of $27.9 million, up 4.8%	• Total average gross loans of $2.59 billion, up 4.2%
• Total non-interest income of $16.8 million, up 5.5%	• Average non-interest bearing deposits of $768.3 million, up 9.2%
• Return on average assets of 1.07%, up from 0.79%	• Return on average common equity of 11.14%, up from 8.46%

Other recent highlights:

• Stockholder approval of Pulaski Financial Corp. acquisition	• Recognized as one of the 2016 Best Places to Work in Illinois

First Busey Corporation's net income and net income available to common stockholders for the first quarter of 2016 was $10.4 million, or $0.36 per fully diluted common share.  The Company reported net income of $10.7 million and net income available to common stockholders of $10.5 million, or $0.36 per fully-diluted common share for the fourth quarter of 2015 and net income of $7.8 million and net income available to common stockholders of $7.6 million, or $0.26 per fully-diluted common share for the first quarter of 2015.  On January 8, 2015, First Busey Corporation completed its acquisition of Herget Financial Corp. ("Herget"), headquartered in Pekin, Illinois.  The Company incurred $1.0 million of one-time expenses in the first quarter of 2015 related to this acquisition, consisting primarily of restructuring, legal, consulting, and marketing costs, in addition to $0.7 million of fixed asset impairments and $0.3 million of other corporate restructuring costs.  Excluding the acquisition and non-recurring expenses noted above, net income in the first quarter of 2015 would have increased $1.2 million after tax, resulting in net income available to common stockholders of $8.8 million, or $0.30 per fully-diluted common share.

First Busey announced the signing of a definitive agreement, during the fourth quarter of 2015, to acquire Pulaski Financial Corp. ("Pulaski") headquartered in St. Louis, Missouri.  During the first quarter of 2016, First Busey received regulatory approval from the Board of Governors of the Federal Reserve System and both First Busey and Pulaski stockholders voted in favor of the merger.  Completion of the merger is expected in the second quarter of 2016, subject to customary closing conditions. The merger with Pulaski will allow us to significantly expand our geographic presence through a premier St. Louis banking franchise with an almost 100-year history and a strong regional mortgage presence.  By acquiring organizations with a similar philosophy in markets which complement our existing customer base, we intend to expand our franchise through balanced, integrated growth strategies that generate value.  During the first quarter of 2016, the Company incurred $0.2 million of acquisition related costs, which were comprised primarily of legal and consulting expenses.  Further, the Company is proactively positioning the balance sheet through strategic changes in its liquidity position and residential loan portfolio for the planned Pulaski merger.

Sound asset quality management supported continued balance sheet strength in the first quarter of 2016.  Average gross loans decreased seasonally to $2.59 billion as of March 31, 2016 compared to $2.60 billion as of December 31, 2015, but increased from $2.49 billion as of March 31, 2015.  Average non-interest bearing deposits of $768.3 million for the three months ended March 31, 2016 increased from $730.7 million for the three months ended December 31, 2015 and $703.5 million for the three months ended March 31, 2015.  Average total deposit balances for the three months ended March 31, 2016 were $3.20 billion compared to $3.17 billion for the three months ended December 31, 2015 and $3.15 billion for the three months ended March 31, 2015. The Company remains strongly core deposit funded with total average deposits for the first quarter of 2016 representing 90.7% of total average liabilities, with solid liquidity and significant market share in the communities it serves.

Beginning on January 1, 2016, the Company elected to adopt the fair value option for all residential mortgage loans originated for sale to investors.  Prior to this change, the Company accounted for mortgage loans held for sale under the lower of cost or fair value.  The fair value option was elected for consistency with reporting related to the planned acquisition of Pulaski, as mortgage volume is expected to increase significantly under the combined mortgage operations. In the first quarter of 2016, this change did not have a material impact to results. In addition, the Company adopted a conforming approach to the accounting for loan fees and costs for mortgage loans held for sale, which reclassifies $0.4 million of related compensation expense from salary and wages to gain on sales of loans for the first quarter of 2016.  Loans held for sale increased to $12.9 million in the first quarter of 2016 compared to $9.4 million in the fourth quarter of 2015 and $18.7 million in the first quarter of 2015, based on normal changes in production.

Capital Strength: Due to continued strong financial performance, the Company will pay a cash dividend on April 29, 2016 of $0.17 per common share to stockholders of record as of April 22, 2016, which represents a 13% increase from the quarterly dividend of $0.15 per common share paid on May 1, 2015, as adjusted for the reverse stock split of the Company's common stock at a ratio of one-for-three effective on September 8, 2015 (the "Reverse Stock Split").  First Busey Corporation has an uninterrupted history of paying dividends to its common stockholders since the bank holding company was organized in 1980.

At the end of the first quarter of 2016, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  Further, First Busey Corporation's Tangible Common Equity ("TCE") increased to $353.8 million at March 31, 2016 compared to $343.2 million at December 31, 2015 and $335.7 million at March 31, 2015.  TCE represented 9.16% of tangible assets at March 31, 2016, compared to 8.65% at December 31, 2015 and 8.60% at March 31, 2015.1

Asset Quality:  While much internal focus has been directed toward growth, the Company remains committed to credit quality.  As of March 31, 2016, the Company reported non-performing loans of $17.8 million compared to $12.8 million as of December 31, 2015 and $10.4 million as of March 31, 2015.  Non-performing assets as a percentage of total loans and non-performing assets continued to be favorably low at 0.71% on March 31, 2016, as this ratio has varied between 0.31% and 1.25% over the last three years.

The Company recorded net charge-offs of $3.3 million for the first quarter of 2016 compared to $0.7 million for the fourth quarter of 2015 and $0.3 million for the first quarter of 2015.  Charge-offs during the first quarter of 2016 were primarily attributable to a few specific commercial borrowers in agricultural and energy, rather than a broader shift in trends.  The Company has limited exposure to borrowers in the agricultural and energy industries. The Company recorded a provision for loan losses of $1.0 million in the first quarter of 2016 and fourth quarter of 2015, compared to $0.5 million in the first quarter of 2015.  The Company continues to manage its balance sheet through a well-positioned allowance and proactively addressing credit matters.

The allowance for loan losses as a percentage of loans decreased slightly to 1.75% at March 31, 2016 compared to 1.80% at December 31, 2015 and 1.92% at March 31, 2015.  The Company is holding acquired loans from the Herget acquisition with uncollected principal balances.  These loans are carried net of a fair value adjustment for credit and interest rate and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 54.3% of the Company's non-interest income for the quarter ended March 31, 2016, providing a balance to revenue from traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens the Company's business base and enhances its ability to further develop revenue sources.  In addition, our professional farm management and brokerage services are entrusted to care and maximize value for landowners of prime farmland in Illinois.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period.   Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Trust fees and commissions and brokers' fees increased to $6.2 million for the first quarter of 2016 compared to $5.7 million for the fourth quarter of 2015, but decreased slightly from $6.5 million for the first quarter of 2015.  Remittance processing revenue grew to $2.9 million for the first quarter of 2016 compared to $2.7 million for the fourth quarter of 2015 and $2.5 million for the first quarter of 2015.

Operating Performance:  The Company continues to prioritize a strong balance sheet, diversified revenue streams and developing appropriate platforms to sustain profitable growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion and will facilitate integration of Pulaski's operations with First Busey's following the completion of the merger.  Specific areas of operating performance are detailed as follows:

• Net interest income of $27.9 million in the first quarter of 2016 decreased from $29.6 million in the fourth quarter of 2015 but increased from $26.7 million in the first quarter of 2015.  Fourth quarter of 2015 net interest income included a net interest recovery on non-accrual loans of $0.9 million.  The Federal Open Market Committee announced that effective December 17, 2015, the federal funds rate increased from 0.25% to 0.50%.  The Company expects this increase in interest rates to be modestly favorable to net interest income.

• The net interest margin was 3.10% for the first quarter of 2016, compared to 3.23% for the fourth quarter of 2015, and 3.03% for the first quarter of 2015.  Adjusted for the net interest recovery of $0.9 million, fourth quarter of 2015 net interest margin was approximately 3.13%.  Average earning assets for the three months ended March 31, 2016 decreased $11.6 million compared to the three months ended December 31, 2015 and increased $44.1 million compared to the three months ended March 31, 2015.

• Gain on sales of loans decreased to $0.4 million for the first quarter of 2016 compared to $1.0 million for the fourth quarter of 2015 and $1.4 million in the first quarter of 2015 as a result of market trends and election of cost reclassification on held for sale loans discussed above.

• Net security gains increased to $1.1 million for the first quarter of 2016, in a strategic bond trade that repositioned the investment portfolio to maintain future net interest margin strength and simultaneously elevated the current economic value to stockholders through non-interest income.  The Company sold $31.1 million of seasoned To-Be-Announced (TBA) eligible mortgage-backed securities to take advantage of a price floor phenomenon, with related gains of $1.1 million on the sale.  The sales proceeds were reinvested within normal investment parameters at similar yields to the securities sold.  On a comparative basis, net security gains were $0.4 million for the fourth quarter of 2015 and an insignificant amount in the first quarter of 2015.

• Salaries, wages and employee benefits increased seasonally to $15.4 million in the first quarter of 2016 compared to $15.1 million in the fourth quarter of 2015 but decreased from $16.8 million in the first quarter of 2015.  By the end of the first quarter of 2016, full-time equivalent employees decreased to 788 from 795 at December 31, 2015 and from 828 at March 31, 2015.

• Data processing expense increased in the first quarter of 2016 to $3.2 million compared to $3.1 million in the fourth quarter of 2015, but decreased from $3.5 million in the first quarter of 2015, which included non-recurring software conversion expenses related to the acquisition of Herget.

• Other operating expenses in the first quarter of 2016 decreased to $4.5 million compared to $5.4 million in the fourth quarter of 2015 and $5.3 million in the first quarter of 2015.  The first quarter of 2016 decrease from the comparable period of 2015 was primarily the result of $0.7 million in fixed asset impairments in 2015.

Overview and Strategy:

Our financial performance was strong in the first quarter of 2016. We are pleased with the sustained earnings momentum and remain focused on comprehensive expense discipline.  In 2015, we effected meaningful change in our capital that will continue to provide benefits to our common stockholders in 2016, while supporting the continued strength of our Company, through the redemption of preferred stock and the execution of the Reverse Stock Split.

We are excited about the planned acquisition with Pulaski as this transaction is strategically compelling and financially attractive.  This acquisition creates a Midwest community bank with greater scale and operating efficiency, along with geographic and balance sheet diversification.  It also provides cross-sale opportunities with our wealth management operating segment.  We expect an immediate and significant accretion to core earnings as a result of this transaction.  Pulaski has an experienced and deep management team to assist in post-merger integration and market expansion, and a similar culture to First Busey which will facilitate a successful integration process.

With 2016 underway, we are excited to unveil our new vision statement, "Service excellence in everything we do for our Pillars," to guide our goals for the future. Busey's new vision offers added clarity, aspiration and encompasses our commitment to "beyond expectations" service.

Busey is honored to be recognized as one of the 2016 Best Places to Work in Illinois by Best Companies Group—a true testament to the unique culture of our organization. The survey and awards program identifies and recognizes premier employers—with associate feedback, representing 75% of the overall nomination, playing a significant role in which companies, ultimately, are chosen. Busey was named among only 17 other businesses in our category of 500 or more associates, and we are excited to be part of this elite group of companies.

With an active growth plan, our strong capital position, an attractive core funding base and a sound credit foundation, we feel confident that we are well positioned moving forward in 2016. As we acknowledge our continued success and the positive forward momentum of our Company, we are grateful for the opportunity to continually earn the business of our customers, based on the contributions of our talented associates and the loyal support of our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the
	Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2016	2015	2015	2015
EARNINGS & PER SHARE DATA
Net income	$10,434	$10,683	$10,626	$7,761
Income available to common stockholders[2]	10,434	10,528	10,444	7,579
Revenue[3]	43,721	45,513	44,084	42,634
Fully-diluted earnings per share	0.36	0.36	0.36	0.26
Cash dividends paid per share	0.17	0.17	0.15	0.15

Net income by operating segments:
Banking	$9,703	$10,508	$9,733	$6,645
Remittance Processing	457	380	479	358
Wealth Management	1,322	1,131	894	1,595
Other	(1,048)	(1,336)	(480)	(837)

AVERAGE BALANCES
Cash and due from banks	$300,670	$245,721	$284,622	$392,330
Investment securities	860,349	926,658	946,460	861,934
Gross loans	2,589,830	2,602,736	2,544,916	2,486,569
Earning assets	3,691,429	3,703,078	3,684,379	3,647,340
Total assets	3,906,839	3,930,571	3,934,398	3,901,198

Non-interest bearing deposits	768,271	730,715	711,703	703,505
Interest-bearing deposits	2,434,837	2,440,128	2,471,742	2,441,604
Total deposits	3,203,108	3,170,843	3,183,445	3,145,109
Securities sold under agreements to repurchase	163,328	184,782	174,352	186,663
Interest-bearing liabilities	2,733,551	2,738,116	2,751,094	2,733,634
Total liabilities	3,530,128	3,497,742	3,491,333	3,465,165
Stockholders' equity-common	376,711	371,223	370,401	363,369
Tangible stockholders' equity-common[4]	344,049	337,779	336,139	328,087

PERFORMANCE RATIOS
Return on average assets[5]	1.07%	1.08%	1.05%	0.79%
Return on average common equity[5]	11.14%	11.25%	11.19%	8.46%
Return on average tangible common equity[5]	12.20%	12.36%	12.33%	9.37%
Net interest margin[5,6]	3.10%	3.23%	3.10%	3.03%
Efficiency ratio[7]	60.83%	59.81%	60.80%	68.98%
Non-interest revenue as a % of revenues[3]	36.09%	34.97%	36.04%	37.44%

[1] Results are unaudited and all share and per share information has been restated for all prior periods presented giving retroactive effect to the Reverse Stock Split, in this and all subsequent financial disclosures

[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of interest income plus non-interest income, net of interest expense and security gains and losses
[4] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[5] Annualized and calculated on net income available to common stockholders
6 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[7] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	March 31,	December 31,	September 30,	March 31,
	2016	2015	2015	2015
Assets
Cash and due from banks	$320,960	$319,280	$175,145	$428,936
Investment securities	827,852	884,670	952,578	866,651

Commercial loans	1,920,953	1,961,573	1,909,853	1,815,183
Held for sale loans	12,943	9,351	15,694	18,685
Retail real estate and retail other loans	651,616	666,166	655,467	650,983
Gross loans	$2,585,512	$2,637,090	$2,581,014	$2,484,851

Allowance for loan losses	(45,171)	(47,487)	(47,212)	(47,652)
Premises and equipment	62,911	63,088	63,880	64,996
Goodwill and other intangibles	32,177	32,942	33,750	35,366
Other assets	106,389	109,393	104,410	104,036
Total assets	$3,890,630	$3,998,976	$3,863,565	$3,937,184

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$759,752	$881,685	$677,791	$718,738
Interest checking, savings, and money market deposits	1,980,642	1,949,370	1,954,739	1,939,164
Time deposits	441,334	458,051	478,000	525,983
Total deposits	$3,181,728	$3,289,106	$3,110,530	$3,183,885

Securities sold under agreements to repurchase	166,141	172,972	176,961	183,675
Long-term debt	80,000	80,000	50,000	50,000
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	24,497	28,712	26,846	24,824
Total liabilities	$3,507,366	$3,625,790	$3,419,337	$3,497,384
Total stockholders' equity	$383,264	$373,186	$444,228	$439,800
Total liabilities & stockholders' equity	$3,890,630	$3,998,976	$3,863,565	$3,937,184

Share Data
Book value per common share	$13.35	$13.01	$12.95	$12.67
Tangible book value per common share[2]	$12.23	$11.86	$11.77	$11.45
Ending number of common shares outstanding	28,704	28,695	28,693	28,965

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	March 31,	December 31,	September 30,	March 31,
	2016	2015	2015	2015

Gross loans	$2,585,512	$2,637,090	$2,581,014	$2,484,851
Non-performing loans
Non-accrual loans	17,368	12,748	7,875	10,202
Loans 90+ days past due	452	15	158	189
Non-performing loans, segregated by geography
Illinois/ Indiana	16,932	11,732	6,710	7,688
Florida	888	1,031	1,323	2,703
Loans 30-89 days past due	2,436	3,282	2,511	3,716
Other non-performing assets	463	783	84	315
Non-performing assets to total loans and non-performing assets	0.71%	0.51%	0.31%	0.43%
Allowance as a percentage of non-performing loans	253.48%	372.07%	587.73%	458.59%
Allowance for loan losses to loans	1.75%	1.80%	1.83%	1.92%
Net charge-offs	3,316	725	608	301
Provision expense	1,000	1,000	100	500

[1] Results are unaudited except for amounts reported as of December 31, 2015
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations[1]
(in thousands, except per share data)
	For the
	Three Months Ended March 31,
	2016	2015

Interest and fees on loans	$25,144	$24,166
Interest on investment securities	4,380	4,097
Total interest income	$29,524	$28,263

Interest on deposits	1,107	1,239
Interest on short-term borrowings	95	51
Interest on long-term debt	43	10
Junior subordinated debt owed to unconsolidated trusts	337	293
Total interest expense	$1,582	$1,593

Net interest income	$27,942	$26,670
Provision for loan losses	1,000	500
Net interest income after provision for loan losses	$26,942	$26,170

Trust fees	5,547	5,697
Commissions and brokers' fees	668	784
Fees for customer services	4,706	4,468
Remittance processing	2,925	2,487
Gain on sales of loans	399	1,426
Net security gains	1,067	1
Other	1,534	1,102
Total non-interest income	$16,846	$15,965

Salaries and wages	12,399	14,506
Employee benefits	2,967	2,343
Net occupancy expense	2,167	2,245
Furniture and equipment expense	1,084	1,191
Data processing expense	3,232	3,549
Amortization expense	766	769
Regulatory expense	588	643
Other operating expenses	4,485	5,301
Total non-interest expense	$27,688	$30,547

Income before income taxes	$16,100	$11,588
Income taxes	5,666	3,827
Net income	$10,434	$7,761
Preferred stock dividends	$-	$182
Income available for common stockholders	$10,434	$7,579

Per Share Data
Basic earnings per common share	$0.36	$0.26
Fully-diluted earnings per common share	$0.36	$0.26
Diluted average common shares outstanding	28,929	29,169

[1] Results are unaudited

Corporate Profile

First Busey Corporation (Nasdaq: BUSE) is a $3.9 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and six banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.9 billion as of March 31, 2016.

In addition, First Busey Corporation owns a payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2016, Busey Wealth Management's assets under care were approximately $5.0 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions (including the planned acquisition of Pulaski), which may include failure to realize the anticipated benefits of the acquisition, possible termination of the Agreement and Plan of Merger causing the acquisition to not be completed and the possibility that the transaction costs may be greater than anticipated; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.